Exhibit 6.3

PURCHASE AND SALE AGREEMENT

(The Colgate Building)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made the 18th day of November 2016 (the “Effective Date”), by and between CAPROCQ VOC, LLC, an Arkansas limited liability company (“Seller”) and CCR VOC, LLC, a Delaware limited liability company or its permitted assignee pursuant to Section 18.7 below is hereinafter referred to as “Purchaser”).

W I T N E S S E T H:

RECITALS

A.       Seller owns that certain office building known as The Colgate Building (“Office Building”), having an address of 5211 Village Parkway, Rogers, Benton County, Arkansas, which is more particularly described on the Exhibit “A” attached hereto, and Seller’s right, title and interest in and to all improvements located on the Property are collectively herein referred to as the “Property”).

B.       Seller desires to sell and Purchaser desires to acquire the Property on the terms and provisions herein below set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1       Fee simple title in and to the Property (subject to any Permitted Exceptions [as defined herein]), together with Seller’s right, title and interest (if any) in and to any and all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, including, without limitation, all of Seller’s right, title and interest (if any) in and to (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, (c) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Land and (d) any award made or to be made or settlement in lieu thereof for the Property by reason of condemnation, eminent domain or exercise of police power;

1.2       All of Seller’s right, title and interest in and to any apparatus, fittings and fixtures in or on the Property or which are attached thereto (“Fixtures”);

1.3       All of Seller’s right, title and interest in and to any equipment, machinery and personal property owned by Seller and located in or on the Property (“Personal Property”), SAVE AND EXCEPT those items set forth on Schedule “1.3” hereto;

1.4       All of Seller’s right, title and interest (if any) in and to the trademark, service mark, trade name and name “The Colgate Building” or otherwise relating to the Project (as defined herein), and any variations thereof, together with any good will connected with the use of and symbolized by such Project trademarks, service marks, trade names, names and logos, any telephone numbers and listings for the Property (specifically excluding telephone numbers and listings of any tenants or occupants of the Office Building) (“Intangibles”);

1.5       The interest of Seller, as landlord, in all leasehold estates created by those certain leases, tenancies and rental agreements and all amendments thereto and all guaranties thereof that are described in the Schedule of Leases attached hereto as Schedule “1.5” (sometimes hereinafter referred to as the “Lease Schedule”) together with additional leases, tenancies and rental agreements for the Property entered into by Seller subject to the terms of this Agreement (herein collectively referred to as the “Leases;” and the tenants under the Leases are herein, each individually, a “Tenant” and collectively, referred to as the “Tenants”; any Tenant occupying a space of more than 2,500 square feet of leaseable space shall be deemed a “Major Tenant”);

1.6       To the extent assignable, all of Seller’s right, title and interest in and to all warranties and guaranties, if any, relating to the Property (collectively, the “Warranties”);

1.7       To the extent assignable, all of Seller’s right, title and interest in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality (if any) (collectively, “Governmental Authority”) relating to the Property (collectively, the “Approvals”);

1.8       All of Seller’s right, title and interest in and to any reciprocal easement agreements affecting the Property (if any) (the “REAs”), including without limitation any rights as a declarant, operator, approving party or like authority thereunder.

1.9       To the extent assignable, all of Seller’s right, title and interest in and to all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development and construction of the Property (if any) (“Development Materials”);

1.10       To the extent assignable, all of Seller’s right, title and interest in and to all other written agreements which affect the operation, maintenance or use of the Property (if any) (“Contracts”) including, without limitation, personal property leases and contracts, other than the Leases and Permitted Exceptions (as hereinafter defined), and other than the Contracts which Purchaser elects during the Inspection Period (as hereinafter defined) not to assume. A schedule of all Contracts in existence on the Effective Date is attached hereto as Schedule “1.10”; and

1.11       All of Seller’s right, title and interest in and to all plans and specifications and other architectural and engineering drawings for the Property (the “Plans”).

It is intended that Seller shall transfer to Purchaser all of Seller’s interest of every kind or nature in the Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Development Materials, the Contracts, the Plans and all other interests of Seller in and to the Property (the Property, the Fixtures, the Leases, the Personal Property, the Intangibles, the Warranties, the Approvals, the REAs, the Development Materials, the Contracts, the Plans and all other interests of Seller in and to the Property are herein collectively referred to as the “Project”).

Section 2. The Purchase Price.

2.1       The purchase price (the “Purchase Price”) for the Project is Nine Million One Hundred Thousand and 00/100 Dollars ($9,100,000.00).

Section 3. Inspection Period.

3.1       Purchaser will have from the Effective Date until the date that is ninety (90) days thereafter (the “Inspection Period”), to perform physical inspections and other due diligence, including, without limitation, to review those materials listed on Exhibit “C” attached hereto, which have been made available for Purchaser’s review (the “Property Information”) and to decide, in Purchaser’s sole discretion, whether the Project is satisfactory. Seller shall have an ongoing obligation during the pendency of this Agreement to provide Purchaser any additional Property Information created or modified in any respect after the commencement of the Inspection Period. Except as may otherwise be provided herein, all due diligence costs including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser. Seller is not assigning any Property Information to Purchaser or any rights with respect thereto except at the Closing as required under this this Agreement, and Purchaser acknowledges that some of the Property Information was prepared by third parties other than Seller. Except as stated in this Agreement: (a) Seller shall have no liability with respect to the results of or any inaccuracies contained in any item, document, or report prepared by third parties provided to Purchaser; and (b) Seller makes no representations or warranties whatsoever, express or implied, concerning the (i) completeness of such items, documents, or reports, (ii) the truth or accuracy of such items, documents, or reports or (iii) the existence or non-existence of any Hazardous Materials in, or, about the Property.

3.2       During the Inspection Period, Seller, upon at least one (1) day’s prior written notice, will provide Purchaser or its designated representatives access to the Property at reasonable times to conduct, at Purchaser’s sole cost and expense, its due diligence with respect to the Project; provided that: (i) such access shall be coordinated with a representative of Seller and, at Seller’s election, may be accompanied by a representative of Seller; (ii) any entry into any Tenant’s space shall be subject to the terms of such Tenant’s Lease; (iii) Purchaser shall INDEMNIFY, DEFEND and HOLD Seller HARMLESS from and against all claims for costs, expenses, losses, damages and/or liabilities (including, but not limited to, Seller’s reasonable attorneys’ fees and expenses actually incurred) (collectively “Claims”) asserted against or actually incurred by Seller or any of its employees, directors, owners, agents or other representatives arising from Purchaser’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to pre-existing conditions and/or the gross negligence or willful misconduct of Seller or any of Seller’s agents, employees or representatives; (iv) Purchaser shall promptly repair any damage resulting from any such activities and restore the Property to its condition prior to such activities; (v) Purchaser shall fully comply with all applicable laws, ordinances, rules and regulations (collectively, the “Legal Requirements”); (vi) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible but in no event more than fifteen (15) days after Purchaser receives actual notice of the filing or recording, discharge of record any such liens or encumbrances that are so filed or recorded; and (vii) Purchaser shall not permit any borings, drillings or samplings to be done on or at the Property without the prior written consent of Seller which may be withheld in Seller’s sole discretion. Purchaser’s liabilities under this Section 3.2 shall survive the Closing or earlier termination of this Agreement.

3.3       On or before the expiration of the Inspection Period, Purchaser will have the right in its sole and absolute discretion to terminate this Agreement by giving written notice of termination to Seller. In the event Purchaser timely exercises its right to terminate this Agreement pursuant to this Section 3.3, (a) Purchaser shall receive a full return of the Deposit (less the Independent Consideration), and (b) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights against the other hereunder. If Purchaser fails to give Seller, on or before the expiration of the Inspection Period, written notice that Purchaser has waived its right to terminate this Agreement pursuant to this Section 3.3, Purchaser shall be deemed to have elected to terminate this Agreement, in which case, clauses (a) and (b) of the preceding sentence shall apply.

3.4       Notwithstanding anything in this Section 3 to the contrary, Purchaser shall not be allowed to cause any test to be performed which involves any intrusive sampling from the Property and shall not conduct any environmental inspections or testing of any nature whatsoever without Seller’s express written consent (not to be unreasonably withheld, conditioned or delayed), which prohibited actions shall include without limitation making test borings, sampling groundwater, conducting soil bearing tests and any other environmental tests and assessments. Prior to entry for inspection of the Property and during the Inspection Period, Purchaser and each agent, consultant or contractor shall, at no cost to Seller, furnish to Seller in a form reasonably satisfactory to Seller, a certificate or certificates of insurance, or other satisfactory evidence indicating that Purchaser and each agent, consultant or contractor have obtained commercial general liability insurance with limits, not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, for bodily injury, including death, and property damage combined. All such insurance shall name Seller as an additional insured. In addition, all such certificate(s) or other evidence shall indicate that the coverage evidenced thereby shall not be modified or cancelled without at least ten (10) days’ prior written notice to Seller.

Section 4. Title.

4.1       Purchaser shall accept good and marketable fee simple title to the Property subject only to the Permitted Exceptions (as defined in Section 4.1.1 herein).

4.1.1.       Within three (3) days following the Inspection Period, Seller will order, if it has not previously done so, at Purchaser’s sole cost and expense, a title insurance commitment in favor of Purchaser (“Title Commitment”) to be issued by the Title Company. Seller will cause the Title Company to deliver to Purchaser copies of the Title Commitment and copies of all documents of record which are listed as exceptions in the Title Commitment to Purchaser. Within three (3) days following the Inspection Period, Purchaser will order, at Purchaser’s sole cost and expense an ALTA/ACSM “as-built” survey of the Property certified to the Title Company, Purchaser, Seller and, if applicable, Purchaser’s lender (the “Survey”) (the Title Commitment and Survey are collectively, the “Title Materials”). Before the later of (i) ten (10) days after Purchaser’s receipt of all of the Title Materials, and (ii) the expiration of the Inspection Period (“Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). Failure of Purchaser to deliver the Objections within the Title Review Period will constitute a waiver of Purchaser’s right to object to any exceptions contained in the Title Materials, and such exceptions will be deemed Permitted Exceptions. If an update or endorsement to the Title Commitment delivered to Purchaser or a revision to the Survey (“Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the Title Commitment, on the Survey or in a previous Title/Survey Update, Purchaser may deliver to Seller, within five (5) days following Purchaser’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. Purchaser shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given and provided that, in no event shall Purchaser be deemed to have agreed to accept title subject to (i) (A) mechanics or materialmen’s liens arising by or through Seller or (B) uncontested monetary liens, encumbrances or security interests of a determinable amount against Seller placed of record by or at the direction of Seller that affect its ownership interest in the Property and/or the Project, and which can be removed and/or eliminated by the payment of money (either of items (A) or (B) being “Monetary Liens”), (iii) encumbrances that have been placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing or (iv) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

4.1.2.       If Purchaser notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within seven (7) business days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy at or prior to the Closing, at Seller’s sole cost and expense. Failure by Seller to respond to Purchaser by the expiration of said seven (7) business day response period shall be deemed as Seller’s election not to cure the Objections raised by Purchaser. Notwithstanding the foregoing, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, then Purchaser shall have the option to be exercised within five (5) business days following Purchaser’s receipt of the Seller’s Title Response Notice of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof or (ii) electing to consummate the purchase of the Project, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to Seller by the expiration of said five (5) business day response period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Purchaser shall have the option, at Purchaser’s sole discretion and without limiting any other right or remedy of Purchaser, (i) to adjourn the Closing Date to allow Seller additional time to satisfy such Objections; (ii) to terminate this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof; or (iii) to close this transaction in accordance with the terms and provisions hereof and accepting title in its then-existing condition with all matters set forth in the Title Commitment or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.

4.1.3.       It is a condition to Purchaser’s obligation to close that the Title Company is willing to issue upon receipt of payment an ALTA Owners Policy of Title Insurance to Purchaser in the amount of the Purchase Price, insuring that Purchaser has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions, showing that all requirements applicable to Seller have been satisfied, deleting all standard or general exceptions (including the standard survey exception, to the extent the Title Company will issue one based on the Survey provided to it, and the standard parties in possession exception, other than possession applicable to Tenants), showing that all taxes, assessments, and municipal charges which are due have been paid (collectively, the “Title Policy”); provided that the foregoing conditions shall not apply if the Title Company is unwilling to issue the Title Policy due to the acts or omissions of Purchaser.

Section 5. Closing Date; Closing. Provided that all of the conditions to Purchaser’s obligation to close shall be satisfied or waived (as the case may be), the sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on the date that is fifteen (15) days following the expiration of the Inspection Period or such earlier date as the parties may mutually agree upon in writing (“Closing Date”) (with any closing to occur prior to 4:00 pm eastern on the Closing Date). The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Project as contemplated by this Agreement are herein referred to as the “Closing”.

Section 6. “AS IS”. Purchaser shall make such investigations and inspections of the Project and the books and records relating thereto as allowed herein to satisfy it as to all matters relating to its purchase of the Project. Except as specifically stated in this Agreement, Purchaser understands and agrees: (i) that Seller has made no representation, warranty or guaranty, express or implied, oral or written, regarding (a) the condition or state of repair of the Project or any portion thereof, (b) the use, generation, storage, release, disposal or presence of any pollutants, contaminants or other dangerous or hazardous substances upon, beneath or near the Property, (c) compliance of the Property with any applicable law, regulation or ordinance, including, but not limited to, any land use, zoning or environmental regulation or building code or (d) any other matter regarding the condition of the Project or title to the Project; (ii) that Seller is not obligated to alter, repair or improve the Property in any manner; and (iii) that Purchaser accepts the Project in its “AS-IS/WHERE-IS” condition and “WITH ALL FAULTS” or defects, known or unknown, and without any representation or warranty of Seller whatsoever.

This Agreement and the Exhibits and Schedules attached hereto contain all the terms of the agreement entered into between the parties, and, without limiting the foregoing paragraph, Purchaser acknowledges that neither Seller nor any representative of Seller has made any representations or held out any inducements to Purchaser, other than those herein expressed. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties of Seller other than as expressly set forth herein or in any document executed by Seller pursuant to this Agreement, in either case express or implied, as to (i) the current or future real estate tax liability, assessment or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to, state, city, or federal government or any institutional lender; (iv) the physical condition of the Property; or (v) compliance with any applicable law, rule or regulation, building code, zoning code and Environmental Law (defined in Section 8.1.17).

Nothing in this Section 6 shall be deemed to limit (i) Seller’s liability as expressly provided in this Agreement with respect to Seller’s representations, warranties, covenants and indemnities that survive the Closing or (ii) Seller’s liability under the documents executed and delivered by Seller at the Closing.

Section 7. Satisfaction of Seller’s Required Removal Items. If at the Closing there are any Seller’s Required Removal Items, Seller or Purchaser (to the extent Seller fails to timely direct the Title Company to so act) shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same. Provided that Seller shall have delivered to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying any amounts to be paid at Closing to satisfy and release any such Seller’s Required Removal Items and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such items, such that the Title Company will issue at Closing the Title Policy without exception to any such Seller’s Required Removal Items (to the extent not otherwise waived by Purchaser in accordance with this Agreement), then the mere existence of any such liens to be satisfied and released out of the Purchase Price shall not be deemed unsatisfied Objections to title.

Section 8. Representations, Warranties and Covenants.

8.1       Seller hereby represents, warrants and covenants for the sole, exclusive and limited benefit of Purchaser as of the Effective Date and as of the Closing as follows:

8.1.1.       Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arkansas and is entitled to and has all requisite power and authority to own and operate the Property, to enter into this Agreement and to carry out the transactions contemplated hereby.

8.1.2.       The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller, and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against Seller in accordance with their respective terms.

8.1.3.       Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Seller is a party, nor will it result in the creation or imposition of any lien on the Project, and no consent or approval of any third party is required for the execution of this Agreement by Seller or the carrying out by Seller of the transactions contemplated herein.

8.1.4.       Seller owns fee simple title to the Property, subject to the Leases and the rights of tenants thereunder as tenants only, all easements, restrictions and matters of record, taxes and assessments for the year of Closing not yet due and payable and zoning laws and ordinances and governmental land use controls affecting the Property.

8.1.5.       The attached Schedule “1.5” is the Lease Schedule which (a) identifies all Leases in effect with Seller at the Project and (b) contains a rent roll, aged receivables report and list of Tenant security deposits actually received by Seller.

There are no Leases or other tenancies for any space in the Property or any other agreements permitting any tenancy or occupancy of the Property with Seller other than those set forth on the Lease Schedule. Seller shall make available to Purchaser, true, correct, complete and legible copies of each Lease (including all guarantees, amendments, letter agreements, addenda and/or assignments thereof to which Seller is a party and if to the extent in Seller’s possession) and subleases, if any (and to the extent in Seller’s possession), and any other agreements between Seller (or any affiliate of Seller) and a Tenant (or any affiliate of Tenant).

Except as expressly set forth on the Lease Schedule:

(A)       No Tenant has made any written claim: (i) that Seller has defaulted in performing any of its obligations under any of the Leases which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that such Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by such Tenant, including but not limited to CAM and other similar charges, or (iv) that such Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder. Except as otherwise disclosed to Purchaser, no Tenant has given Seller any written notice of its intention or desire to modify or terminate its Lease or requesting a reduction or abatement of rent or requesting consent to assign or terminate its Lease;

(B)       all of the Leases are valid and are in full force and effect, subject to their respective terms and provisions;

(C)       except as otherwise set forth on the Lease Schedule, all brokerage commissions and other compensation and fees payable by reason of the Leases (including, without limitation, any renewals or expansions) have been fully paid or will be paid as of the Closing. As of the Closing, there will be no exclusive or continuing leasing or brokerage agreements known to Seller relating to the Property;

(D)       Except as otherwise disclosed to Purchaser, no Tenant has paid any rent for any period of more than thirty (30) days in advance except as may be allowed for under its respective Lease;

(E)       to Seller’s knowledge, none of the Tenants has (1) filed a petition in bankruptcy in any federal or state court, (2) been the subject of a bankruptcy petition filed in any federal or state court that has not been dismissed or (3) has made an assignment for the benefit of creditors of all or a substantial portion of its assets;

(F)       except as otherwise set forth on the Lease Schedule, Seller (directly or indirectly through its authorized agent or property manager) has the sole right to collect rent under each Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing;

(G)       neither Seller nor any affiliate of Seller has made a loan or other advance to any Tenant or any affiliate of any Tenant that is secured by such Tenant’s interest in and to its leased space; and

(H)       except for any security deposits as shown on Schedule “1.5”, there are no security deposits that have been deposited with Seller or otherwise chargeable to Seller’s account by any party under the Leases.

8.1.6.       The attached Schedule “1.10” hereto is a list of all Contracts. All amounts due and payable under the Contracts have been paid in accordance with the terms and conditions provided for therein, and Seller has not received written notice of default under any of the Contracts nor, to Seller’s knowledge, are any parties in default under any of the Contracts.

8.1.7.       There are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller’s knowledge, threatened against or affecting the Project or any part thereof, to which Seller is a party, except those which are described on Schedule “8.1.7” (“Existing Violations”).

8.1.8.       At or prior to the Closing, Seller shall have caused any and all employees of Seller managing the Project, or any third party agent or manager of the Project to vacate the Project.

8.1.9.       There are no pending or, to Seller’s knowledge, threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) actions or proceedings to change road patterns or grades which would affect ingress to or egress from the Property. On and after the Effective Date, Seller will not, without the prior written consent of Purchaser, take any new action before any Governmental Authority, the object of which would be to change the present zoning of or other land use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land use limitations.

8.1.10.       To Seller’s knowledge, there are no persons having any rights or asserting any claims for occupancy or possession of the Property, except Seller, the Tenants, as tenants only under the Leases, and benefited parties under any instruments of record, and, to Seller’s knowledge, no party has been granted by Seller any license, lease, or other right of possession of the Property, or any part thereof, except the Tenants under the Leases, and benefited parties under any instrument of record. The Lease Schedule sets forth a list of all subtenants and Tenants known to or approved by Seller in writing.

8.1.11.       Seller has received no written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property. Seller has received no written notice of default or cancellation under any insurance policies covering the Property.

8.1.12.       Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder).

8.1.13.       Unless otherwise expressly assumed by Purchaser, in writing, on the Closing Date, there will be no contract or agreement to which Seller is a party in effect for the leasing or management of the Property for which Purchaser shall be bound.

8.1.14.       Subject to the terms and conditions herein, Seller has and shall have (at the Closing) the capacity to convey the Project to Purchaser.

8.1.15.       Seller has not received any written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined) pertaining to the Property, which remains uncured and, to Seller’s knowledge, no such violation exists. “Environmental Laws” means all laws or regulations which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials (as hereinafter defined). “Hazardous Materials” shall mean those materials in excess of de minimis amounts and which come under the following:

(i)       those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the: Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. §9601 et seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. §6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act (FIFRA), 7 U.S.C. §136 et seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Emergency Planning and Community Right-to-Know Act (EPCRA), 42 U.S.C. §11001 et seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act (TSCA), 15 U.S.C. §2601 et seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. §651 et seq. or any equivalent state or local laws or ordinances;

(ii)       those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR pt. 302 and amendments thereto);

(iii)       any material waste or substance which is (A) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317) or (B) radioactive materials; and

(iv)       these substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” in the Hazardous Waste Management Act of 1978.

8.1.16.       There are no utility deposits posted by Seller with respect to the Property that are not required to be returned to Seller or otherwise distributed to other third parties at Seller’s direction or prior to the Closing.

8.1.17.       There are no options to purchase or rights of first refusal granted by Seller that affect or relate to the Property or any portion thereof.

8.1.18.       No construction agreements, contracts or plans or any agreements, contract or plans relating to any current or proposed capital expenditures or repairs relating to the Property have been entered into on behalf of Seller.

8.1.19.       Except as may be set forth on the Schedule “8.1.19” attached hereto, Seller has not received any written notice that the Property is, in violation in any material respect of any federal, state or local governmental order, regulation, statute, code or ordinance (including, without limitation, The Americans With Disabilities Act and zoning laws, regulations and ordinances) dealing with the ownership, use, construction, operation, safety or maintenance thereof, which remains uncured. Except as set forth on Schedule 1.5, Seller has not received written notice that there is any violation of any restriction, condition or agreement contained in any easement, any REAs or any other similar instrument affecting the Property or any portion thereof, which remains uncured.

8.1.20.       Neither Seller, nor to Seller’s knowledge, any of Seller’s partners, officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Seller’s knowledge, Seller is not owned or controlled, directly or indirectly by the government of any country that is subject to a United States Embargo; (iii) to Seller’s knowledge, Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Seller’s knowledge, Seller is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation.

As used in this Agreement, the term “Seller’s knowledge” or “Seller’s actual knowledge” or other words of similar meaning means the actual, present knowledge of Dewitt Smith III, Christia Cornog or _____________ without further inquiry or investigation (the “Seller Property Representative”). Seller represents and warrants that the Seller Property Representative is a person within Seller’s organization having (i)  day to day involvement in the operation and management of the Property and (ii) knowledge of the matters set forth in this Section 8.1.

8.2       Purchaser hereby warrants and represents for the sole, exclusive and limited benefit of Seller as of the Effective Date and as of the Closing, as follows:

8.2.1.       Purchaser is and will continue at all times to be until the Closing an entity, duly and validly existing in the state of its formation and is entitled to and has all requisite power and authority to carry out the transactions contemplated hereby.

8.2.2.       The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Purchaser and this Agreement has been, and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser and is or will be, as the case may be, binding upon and enforceable against Purchaser in accordance with their respective terms;

8.2.3.       Neither the execution of this Agreement nor the carrying out by Purchaser of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party and no consent or approval of any third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.2.4.       (i) Neither Purchaser, nor to Purchaser’s knowledge, any of Purchaser’s owners, or any officers, directors or employees, is named as a “Specially Designated National and Blocked Person” as designated by the United States Department of the Treasury’s Office of Foreign Assets Control or as a person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; (ii) to Purchaser’s knowledge, Purchaser is not owned or controlled, directly or indirectly, by the government of any country that is subject to a United States Embargo; (iii) to Purchaser’s knowledge, Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a “Specially Designated National and Blocked Person”, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and (iv) to Purchaser’s knowledge, Purchaser is not engaged in the transaction contemplated hereby directly or indirectly on behalf of, or facilitating the transaction contemplated hereby directly or indirectly on behalf of, any such person, group, entity or nation. Purchaser’s knowledge as it relates to its investors is based on information provided by its U.S. broker dealer network in connection with the normal and customary investor screening practices used by its U.S. broker dealer network. Purchaser has and will continue to rely exclusively on its U.S. broker dealer network to implement the normal and customary investor screening practices mandated by applicable law and Financial Industry Regulatory Authority, Inc.

8.3       Between the Effective Date and the Closing, if any representation or warranty contained in Sections 8.1 or 8.2 shall fail to be true and correct, then the party to whom such representation or warranty is made shall notify the other party, in writing, of such failure. In such event, the party making such representation or warranty shall have the ability, prior to Closing, to amend this Agreement accordingly in order to correct such matter. The representations and warranties set forth in Sections 8.1 and 8.2 hereof shall survive the Closing, provided however, that any claim for a violation or alleged violation thereof shall be asserted within six (6) months following the Closing in a written notice giving reasonable details of the claims and, if not so asserted within such time, there shall be no further liability with respect thereto. Any such claim not brought within said 6-month period shall be deemed waived. The provisions of the preceding sentences shall survive the Closing for the 6-month period referenced above.

Section 9. Operation of Property Prior to Closing; Exclusivity.

9.1       From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) Seller shall continue to operate the Project in the manner in which it presently operates the Project; (b) Seller will maintain the existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same coverage; (c) Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property which is not approved by Purchaser, in writing, or will otherwise be removed at or prior to the Closing, otherwise amend or modify any such instrument, or voluntarily take any other action that, in Seller’s commercially reasonable judgment, materially and adversely affects title to the Property as same exists on the Effective Date, and Seller will not remove any of the Fixtures unless it replaces the same with Fixtures of the same or better quality; (d) Seller will continue to maintain the Project in its present order and condition, make all necessary repairs and replacements thereto as are necessary for the operation of the Property (including effecting any required cures of any Existing Violations) and deliver the Project at the Closing in substantially the same condition it is in on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted, subject to the provisions in the last sentence of this Section 9.1; (e) Seller will give prompt written notice to Purchaser of any fire or other casualty affecting the Property of which Seller has knowledge after the Effective Date; (f) Seller will deliver to Purchaser, promptly after receipt by Seller, a copy of (i) all current written default and other material notices to and from Tenants; (ii) all current written default and other material notices from the service providers under any Contracts; and (iii) all written notices of any violations issued to Seller by any Governmental Authority with respect to the Property and any other material, written notices received from any Governmental Authority with respect to the Property; (g) Seller shall maintain in full force and effect the existing Approvals and timely apply for renewals of all such Approvals which will expire before the Closing; (h) Seller shall not alter, amend or become a party to any new Contract without Purchaser’s written approval unless the Contract is terminable within thirty (30) days after the Closing and such termination can occur without penalty or other cost to Purchaser; (i) Seller shall not cause any Lease to terminate unless expressly allowed for under the terms and conditions of such Lease; (j) Seller will not apply any security deposits held by Seller under any of the Leases, unless expressly allowed for under the terms and conditions of such Lease, except that for any Lease expiring prior to Closing, Seller shall have the right to return the respective security deposit in accordance with the terms and conditions of such Lease; (k) Seller shall be in default under any of its obligations under all Leases, REAs and Contracts beyond any applicable notice and cure period; (l) Seller shall not settle any condemnation claim or insurance casualty claim without Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; and (m) Seller shall immediately notify Purchaser if Seller receives written notice of any information that would result in a misrepresentation under Section 8.1 hereof. If Seller is unable to cure any Existing Violation which is required to be cured at or before the Closing, Seller shall have the right, in lieu of curing any such Existing Violation but subject to Purchaser’s reasonable approval, to deposit in escrow with the Title Company at Closing a sum of money sufficient to cure any such Existing Violation that is required to be cured.

9.2       At or prior to Closing, Seller shall pay or satisfy any commission or referral fee with respect to any Lease (whether new or existing) that is owed or may be owed with respect to any period before or after Closing, except as it relates to the exercise of any renewal or expansion rights by Tenants after Closing. The provisions of this Section 9.2 shall survive Closing for a period of six (6) months. Any such claim not brought within said 6-month period shall be deemed waived.

9.3       From the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not enter into any new Lease without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) nor shall it renew, amend, modify, extend or terminate any Lease or grant any rent abatement or concessions to existing tenants without the prior written approval of Purchaser (which shall not be unreasonably withheld, delayed or conditioned) unless such renewal, amendment, modification, extension or termination or rent abatement or concession is expressly provided for in an existing Lease as of the Effective Date and Seller provides Purchaser with a copy of such amendment, modification, extension or termination.

With respect to any proposed amendment, modification or termination not otherwise disclosed in Schedule 1.5, Seller shall notify Purchaser, in writing, of any proposed amendment, modification or termination of a Lease (but only to the extent such amendment, modification or termination is not expressly allowed for under the Lease) or any proposed new Lease, including the identity of the proposed tenant, together with a summary of the terms thereof in reasonable detail, and Purchaser shall notify Seller in writing within five (5) business days of receipt of its consent thereto or of any objections thereto together with the reasons therefor. In the event Purchaser shall not notify Seller whether or not Purchaser consents to any such amendment, modification or termination of a Lease or any such new Lease within five (5) business days following Purchaser’s receipt of Seller’s notification thereof, such amendment, modification or termination of a Lease or such new Lease shall be deemed approved by Purchaser. Between the Effective Date and Closing or the earlier termination of this Agreement, Seller will not consent to any request by a Tenant for permission to assign its Lease or sublet its leased premises (or any part thereof) to the extent Seller, as landlord, has the right to approve or consent to such assignment or subletting without obtaining Purchaser’s prior written consent thereto. In such event, Purchaser shall have five (5) business days of receipt of such request in which to notify Purchaser of its consent to such matter. If Purchaser fails to so notify Seller within the 5-business day period, then Purchaser shall be deemed to have consented to such matter.

9.4       From and after the termination of the Inspection Period (presuming Purchaser has not otherwise terminated this Agreement) until the Closing or sooner termination of this Agreement, except as otherwise provided for herein, Seller agrees that Seller shall not be permitted to accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, disposition or other transaction involving the Property.

Section 10. Conditions to Obligations to Close.

10.1       Purchaser’s Conditions. The obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Purchaser’s Conditions”), any of which may be waived by Purchaser in its sole and absolute discretion:

10.1.1.       The representations and warranties of Seller made herein shall be true and correct in all material respects, Seller shall have performed all covenants and agreements made herein (unless any such covenants or agreements have been waived or deemed waived by Purchaser) and Seller shall have delivered to Purchaser all of the closing documents required pursuant to Section 11.1 hereof.

10.1.2.       Purchaser’s receipt of an Estoppel Certificate (as defined herein) from each Major Tenant.

10.1.3.       The Title Company is prepared to issue the Title Policy, provided that the foregoing condition shall not apply if the Title Company is unwilling to issue the Title Policy due to the acts or omissions of Purchaser.

10.1.4.       Delivery of possession of the Property to Purchaser at the Closing, subject only to the Leases and the rights of Tenants thereunder, as tenants only, all easements, restrictions and matters of record, taxes and assessments for the year of the Closing (not yet due and payable) and zoning laws and ordinances and governmental land use controls affecting the Property.

10.1.5.       As of the Closing Date, no Major Tenant shall have (a) filed a petition in bankruptcy, (b) been adjudicated insolvent or bankrupt, (c) petitioned a court for the appointment of any receiver of or trustee for it or any substantial part of its property, (d) commenced any proceeding under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (e) become the subject of an involuntary bankruptcy petition, (f) vacated its leased premises or (g) had its Lease terminated, unless such termination occurs pursuant to the terms of any applicable Lease. There shall not have been commenced and be pending against any Major Tenant any proceeding of the nature described in the first sentence of this subparagraph. No order for relief shall have been entered with respect to any Tenant under the Federal Bankruptcy Code.

10.1.6.       Delivery to Purchaser of evidence that any existing management agreement and/or leasing agreement entered into by Seller with respect to the Property has been terminated or shall be terminated effective as of the Closing Date.

10.1.7.       To the extent in Seller’s possession or control and to the extent assignable or transferable to Purchaser, the delivery to Purchaser of copies of any existing warranties for the Property.

In the event any of the Purchaser’s Conditions shall not be satisfied as of the Closing Date through no fault of Purchaser, and provided Purchaser is not in default of its obligations under this Agreement, Purchaser shall have the right at Purchaser’s sole discretion and without limiting any other right or remedy of Purchaser, (i) to adjourn the Closing Date to allow Seller additional time to satisfy Purchaser’s Conditions, or (ii) to terminate this Agreement by giving written notice to Seller and receive a return of the Deposit and any amount owing under Section 16.2 hereof, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

10.2       Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Seller’s Conditions”), any of which may be waived by Seller in its sole and absolute discretion:

10.2.1.       The representations and warranties of Purchaser made herein shall be true and correct in all material respects, Purchaser shall have performed all covenants and agreements made herein (unless any such covenants or agreements have been waived or deemed waived by Seller) and Purchaser shall have delivered to Seller all of the closing documents required pursuant to Section 11.3 hereof.

10.2.2. Purchaser shall have obtained a loan from Iberiabank to finance a portion of the Purchase price on terms acceptable to Purchaser and Iberiabank.

10.2.3. Purchaser shall have executed a property management agreement with Colliers International and a leasing agreement with Colliers International on substantially the same terms and conditions of the agreements in effect with Seller immediately prior to Closing.

Section 11. Closing Documents.

11.1       At the Closing, Seller shall deliver the following documents to the Title Company except for the Leases, Contracts and materials referred to in Section 11.1.15 below, as to which delivery at Closing shall be coordinated with Purchaser:

11.1.1.       a limited warranty deed executed by Seller and acknowledged by a notary public and in proper statutory form for recording conveying fee title to the Property to Purchaser, subject only to Leases and the rights of tenants thereunder as tenants only, all easements, restrictions and matters of record, taxes and assessments for the year of Closing not yet due and payable and zoning laws and ordinances and governmental land use controls affecting the Property;

11.1.2.       a schedule executed by Seller in the form of the Lease Schedule attached hereto as Schedule “1.5” updating and recertifying the information set forth in the Lease Schedule attached hereto as Schedule “1.5”;

11.1.3.       two (2) originals of an assignment of Seller’s interest in all the Leases in the form of Exhibit “D-1” attached hereto and made a part hereof executed by Seller (“Lease Assignment”);

11.1.4.       a notice to all Tenants advising them of the transfer of title to the Property in the form of Exhibit “D-2” attached hereto and made a part hereof executed by Seller;

11.1.5.       a bill of sale in the form of Exhibit “D-3” attached hereto and made a part hereof executed by Seller (the “Bill of Sale”);

11.1.6.       an assignment transferring Seller’s right, title and interest in and to Warranties, Approvals, Intangibles and Development Materials, if any and to the extent the same are assignable, in the form of Exhibit “D-4” attached hereto and made a part hereof executed by Seller (the “Intangibles Assignment”);

11.1.7.       a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder);

11.1.8.       an assignment of the Contracts (to the extent assignable and other than those that Purchaser has elected not to assume), in the form of Exhibit “D-5” attached hereto and made a part hereof executed by Seller (“Contract Assignment”);

11.1.9.       a notice letter in the form of Exhibit “D-6” attached hereto and made a part hereof executed by Seller to each vendor under a Contract being assigned advising the vendor of the transfer of the Property and the assignment and assumption of the applicable Contract;

11.1.10.       a closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement (“Closing Statement”) executed by Seller;

11.1.11.       such authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s title affidavit) as shall be reasonably required by the Title Company to consummate this transaction;

11.1.12.       such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement;

11.1.13.       to the extent not previously delivered by Seller to Purchaser, an Estoppel Certificate from each Major Tenant and any other documents contemplated by Section 10 herein;

11.1.14.       a cross parking easement and maintenance agreement for adjacent lot at 5209 Village Parkway, Rogers, AR; and

11.1.15.       to the extent not previously made available by Seller to Purchaser, and to the extent such items are in Seller’s possession or control, (a) records and files relating to the current operation and maintenance (within the last twelve [12] months) of the Project, including, without limitation, current tax bills, current water, sewer, utility and fuel bills, billing records for Tenants, repair and maintenance records and the like which affect or relate to the Project, (b) documents necessary to conduct 2016 and/or 2017 Tenant reconciliations as described in Section 14 hereof, including, without limitation, a CAM reconciliation for the period from January 1, 2016 to the Closing Date, (c) architectural and engineering plans and specifications relating to the Property in Seller’s possession or control, and (d) original Leases and Contracts, Approvals, Warranties and Development Materials.

11.2       Seller shall diligently and in good faith endeavor to obtain and deliver to Purchaser no later than five (5) business days prior to the Closing estoppel certificates in the form of Exhibit “E” attached hereto and made a part hereof (or in such form as may be prescribed under any Lease, provided same are addressed to Purchaser) (each an “Estoppel Certificate”) duly executed by such Tenant dated within thirty (30) days of the Closing Date. Within five (5) business days after the Effective Date, Purchaser shall prepare Estoppel Certificates for each Tenant and shall submit same to Seller for its approval. Seller shall review the Estoppel Certificates provided by Purchaser and shall notify Purchaser in writing whether same are approved and, if not approved, shall set forth the corrections or changes required for any Estoppel Certificate to be approved by Seller, within three (3) business days of Purchaser’s submission of such Estoppel Certificates. A failure by Seller to so approve or reject any such Estoppel Certificate shall be deemed to be Seller’s approval of such respective Estoppel Certificate, but any approval or deemed approval hereunder shall not constitute a representation by Seller that the information contained in such Estoppel Certificate is true and correct.

11.3       At the Closing, Purchaser shall deliver the following documents in addition to payment of the balance of the Purchase Price:

11.3.1.       evidence reasonably satisfactory to Seller of Purchaser’s authority to execute and deliver this Agreement and the documents to be delivered by it pursuant thereto;

11.3.2.       two (2) counterpart originals of the Lease Assignment as executed by Purchaser;

11.3.3.       two (2) counterpart originals of each of the Contract Assignment, the Intangibles Assignment and the Bill of Sale as executed by Purchaser;

11.3.4.       the Closing Statement executed by Purchaser;

11.3.5.       such authorization documentation of each party and such other instruments and documents (including without limitation, a broker’s affidavit) as shall be reasonably required by the Title Company to consummate this transaction; and

11.3.6.       such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

Section 12. Brokerage. Seller and Purchaser mutually represent and warrant to each other that there are no brokers involved in this transaction except Colliers Arkansas, Inc., d/b/a Colliers International, (“Broker”). Seller shall pay to Broker a commission amount as is set forth in a separate agreement by and between Seller and Broker at Closing. Seller and Purchaser shall indemnify, defend and hold harmless the other against any costs, claims or expenses, including reasonable attorneys’ fees, arising out of the breach of their respective representations and/or agreements hereunder. The provisions of this Section 12 shall survive the Closing for a period of one (1) year.

Section 13. Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile or other electronic transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

If to Seller:	CAPROCQ VOC, LLC
Attn: Dewitt H. Smith III
One Allied Drive, Suite 1500
Little Rock, AR 72202
Facsimile Number: (###) ###-#####
Email: ######@#####.com and ######@#####.com

With a copy to:	Friday Eldredge & Clark, LLP
400 West Capitol Ave, Suite 2000
Little Rock, AR 72201
Attention: Price C. Gardner
Facsimile Number: (###) ###-#####
Email: gardner@fridayfirm.com

If to Purchaser:	CCR VOC, LLC
Attn: Beau Blair
425 West Capitol Ave Suite 3600
Little Rock, AR 72201
Facsimile Number: (###) ###-#####
Email: ######@#####.com

With a copy to:

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt, and (iii) sent by facsimile or other electronic transmission shall be deemed effectively given or received on the day of such electronic transmission of such notice or other communication and confirmation of such transmission if transmitted and confirmed prior to 5:00 p.m. Houston, Texas time on a business day and otherwise shall be deemed effectively given or received on the first business day after the day of transmission of such notice and confirmation of such transmission. Refusal to accept delivery shall be deemed delivered. Any notices given by the attorneys for the parties shall be deemed effective as if given by such party.

Section 14. Prorations and Costs.

14.1       Prorations. Purchaser and Seller shall apportion as of 12:01 am eastern time on the day of the Closing (so that Purchaser receives the income generated by the Project and bears the expenses for the Project for the day of Closing), the items hereinafter set forth. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 14.1 shall survive the Closing for a period of one (1) year. The items to be adjusted are:

14.1.1.       city, state, county, school, ad valorem taxes and other assessments that have accrued with respect to the tax year in which the Closing occurs (it being understood that Seller shall be solely responsible (and Purchaser shall receive a credit against the Purchase Price) for any such taxes or assessments that have accrued as of the Closing but do not become due and payable until after the Closing); should such proration be inaccurate based on the actual millage set forth on the ad valorem tax bill if the current tax bill has not been received by the date of the Closing, either party may demand after the date of Closing, that such taxes and assessments be re-prorated based on the actual bill and shall be entitled to receive upon demand, any amount owing to such party based on such re-proration;

14.1.2.       all base rent, percentage rent and additional rent and similar charges to the extent collected by Seller. Any base rent, percentage rent, additional rent or other charges received from a Tenant after the Closing shall be applied in the following order of priority:

(i)       First, to any rents then owing for any calendar month or months following the calendar month in which the Closing occurred; and

(ii)       Second, to the rents owing for the calendar month in which the Closing occurred; and

(iii)       Third, to rents owing for any calendar month or months preceding the calendar month in which the Closing occurred until the Tenant, under the applicable Lease, is current.

For a period of ninety (90) days after the Closing, Purchaser shall bill Tenants for all amounts due under their Leases accruing prior to the Closing (including, without limitation, base rent, additional rent, percentage rent or other Tenant charges for the year 2016) and shall use reasonable efforts to collect from Tenants any base rent, additional rent, percentage rent or other Tenant charges owing with respect to the period prior to the Closing. To the extent delinquent amounts for base rents, additional rents, percentage rents and other tenant charges for the period prior to the Closing (“Delinquent Rents”) are collected by Purchaser, subject to clauses (i), (ii) and (iii) above, such amounts shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by Purchaser or its agent. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Delinquent Rents. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Delinquent Rents without Purchaser’s prior written consent.

At Closing, percentage rents shall be separately apportioned based on the percentage rents actually collected by Seller. Such apportionment shall be made separately for each Tenant who is obligated to pay percentage rent on the basis of the fiscal year set forth in the Tenant’s Lease for the determination and payment of percentage rent. Any percentage rent received from a Tenant after the Closing shall be applied as follows: (a) Purchaser shall be entitled to a pro rata portion of such percentage rent payment based on the number of days within the applicable percentage rent fiscal year period that Purchaser owned the Project and (b) Seller shall be entitled to a pro rata portion of such percentage rent payment based on the number of days within the applicable percentage rent period that Seller owned the Project.

No later than sixty (60) days after the Closing (the “Final Adjustment Date”), Seller and Purchaser shall make a final adjustment in accordance with the provisions of this Section 14.1 of percentage rent and other items of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of common area maintenance, taxes and like items, the unavailability of final sales figures or amounts for percentage rent or any other reason. Except to the extent otherwise provided in Section 14.1.3, any net adjustment in favor of Purchaser or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

14.1.3.       To the extent Tenants pay monthly estimates of common area maintenance charges, central plant charges, taxes and similar expenses (collectively, “Charges”) with an adjustment at the end of each fiscal year applicable to Charges, they shall be prorated in accordance with this Section 14.1.3. Until the adjustment described in this Section 14.1.3 is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Purchaser based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Purchaser as interim payments of Charges on or after the Closing Date shall be retained by Purchaser until year end adjustment and determination of Seller’s allocable share thereof except to the extent provided in Section 14.1.2 above. No later than the Final Adjustment Date, Seller’s allocable share of actual Charges for Leases in effect as of the Closing Date shall be determined by multiplying the total payments due from each Tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual cost of providing common area maintenance services and taxes (as the case may be) prior to the Closing Date (within that portion of the fiscal year prior to the Closing Date in which the applicable Lease is in effect), and the denominator of which is the cost of providing such services and paying such taxes for the entire fiscal year (or that portion of the fiscal year in which the applicable Lease is in effect). If, on the basis of amounts actually incurred and the estimated payments received by Seller, Seller has retained amounts in excess of its allocable share, it shall remit, within thirty (30) days after notice from Purchaser of the excess owed Purchaser, such excess to Purchaser. If, on the basis of the foregoing amounts, Seller has retained less than its allocable share (the “Seller Shortfall”), Purchaser shall use reasonable efforts for a period of ninety (90) days after the Final Adjustment Date to collect the Seller Shortfall from the Tenants of the Property and, to the extent collected by Purchaser, Purchaser shall promptly remit the Seller Shortfall to Seller. Purchaser shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall. In no event shall Seller commence any legal proceedings against any Tenant after the Closing with respect to any Seller Shortfall.

14.1.4.       All other income and all operating expenses of the Project for the assumed Contracts and public utility charges and charges and/or payments under the REAs with respect to the Project shall be prorated in accordance with Section 14.1, and appropriate cash adjustments shall be made by Purchaser and Seller. Seller and Purchaser shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Purchaser being designated the billing party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date. Notwithstanding anything herein to the contrary, any management and/or leasing agreement, if any, for the Property shall be terminated as of the Closing Date and there shall be no apportionment of any fees or charges relating thereto.

14.1.5.       At Closing, any prepaid rents (for periods occurring after the Closing Date) and, to the extent that Seller has received the same, security deposits under the Leases (together with any interest accrued thereon) shall be transferred to Purchaser either directly or by way of a credit in favor of Purchaser.

14.1.6.       If, at Closing, the Property or any part thereof shall have been affected by an assessment or assessments, which are or may become payable in annual installments, of which the first installment is then a charge or lien, then for the purposes of this Agreement, all the unpaid installments of any such assessment due and payable in calendar years prior to the year in which the Closing occurs shall be paid by Seller and all installments becoming due and payable after the Closing shall be assumed and paid by Purchaser, except, however, that any installments which are due and payable in the calendar year in which the Closing occurs shall be adjusted pro rata. However, if such an assessment or assessments is required to be paid in one lump sum payment, then to the extent such assessment(s) is for improvements in place as of the date of this Agreement, then such assessment(s) shall be paid by Seller but if such assessment(s) is for improvements to be made subsequent to the date of Closing, then the same shall be paid by Purchaser.

14.1.7.       Any unpaid tenant improvement costs or allowances, free rent periods or rental abatements, concessions and other inducements and all brokerage commissions relating to the Leases listed on Schedule “1.5” hereto, and any amounts owing by Seller pursuant to Section 9.2 hereof shall be the obligation of Seller and shall be paid at Closing or Purchaser shall receive a credit against the Purchase Price for any such amount(s) not paid.

14.1.8.       At Closing, Purchaser shall receive a credit against the Purchase Price for (i) amounts paid to Seller, if any, by Tenants, merchants and other associations for promotional funds, and other similar contributions or payments applicable to periods after the Closing Date or otherwise pro rata for the month in which the Closing occurs, and (ii) all funds held by Seller with respect to outstanding gift certificates, if any.

14.2       Purchaser’s Costs. Purchaser will pay:

14.2.1.       the fees and disbursements of Purchaser’s counsel, inspecting architect, engineer, environmental consultant and other consultants, if any;

14.2.2.       one-half (1/2) of any closing escrow fees of the Title Company;

14.2.3.       one-half (1/2) of any transfer taxes relating to the conveyance of the Property to Purchaser

14.2.4.       the cost of any new Survey of the Property (or any update to any existing Survey provided by Seller, if any) and any amounts relating to the issuance of the Title Policy (including any examination and commitment issued by the Title Company relating thereto and/or any endorsements requested by Purchaser to the Title Policy) and any recording costs relating to the conveyance of the Property; and

14.2.5.       any costs relating to Purchaser’s due diligence inspections and any financing obtained by Purchaser (including, without limitation, any mortgage taxes and any additional title premiums resulting from obtaining a loan title policy.

14.3       Seller’s Costs. Seller will pay:

14.3.1.       the fees and disbursements of Seller’s counsel;

14.3.2.       one-half (1/2) of any closing escrow fees of the Title Company, Seller’s portion not to exceed $500.00;

14.3.3.       the cost of releasing all Monetary Liens and of recording such releases; and

14.3.4.       one-half (1/2) of any transfer taxes relating to the conveyance of the Property to Purchaser.

Section 15. Damage or Destruction Prior to Closing and Condemnation.

15.1       If prior to the Closing the Property is damaged or destroyed, but not materially damaged or destroyed, by fire or other casualty, Purchaser shall be required to perform this Agreement and shall be entitled to the casualty insurance proceeds payable with respect thereto (including without limitation any business income, rent loss or like insurance proceeds relating to Property income lost or abated for periods following Closing (such lost or abated income, the “Lost Income”)) under the policies of insurance maintained by Seller (collectively, the “Insurance Proceeds”). If the Property is materially damaged or destroyed by fire or other casualty, Purchaser may terminate this Agreement on written notice to Seller given within ten (10) business days after receiving notice of the occurrence of such fire or casualty. If Purchaser shall exercise such option to terminate, it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 herein and the rights of the parties shall be as set forth therein. If Purchaser does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and Purchaser shall be entitled to the Insurance Proceeds. For purposes hereof, the Project shall be deemed “materially damaged or destroyed” if (i) the cost of repair and restoration of such damage or destruction as estimated by the engineer or contractor selected by Seller and Purchaser (the “Estimated Repair Cost”) is greater than $250,000.00, (ii) if such damage or destruction will entitle any Major Tenant to terminate its Lease, (iii) if the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost, or (iv) if Purchaser’s lender shall refuse to consummate a loan to Purchaser in an amount equal to at least the Purchase Price solely as a result of such damage or destruction.

15.2       In the event prior to Closing written notice of a proposed condemnation or taking is received by Seller, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation, and such condemnation is for a material portion of the Property (i.e. (i) the Estimated Repair Cost is greater than $250,000.00, (ii) if such condemnation will entitle any Major Tenant to terminate its Lease, (iii) the portion of the Property so taken is valued in excess of $500,000 or (iv) if Purchaser’s lender shall refuse to consummate a loan to Purchaser in an amount equal to at least the Purchase Price solely as a result of such condemnation), Purchaser shall have the right to terminate this Agreement, in which event it shall be deemed that Purchaser terminated this Agreement pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein. In the event Purchaser does not elect to terminate this Agreement as a result of any such condemnation or condemnation action, Seller shall assign to Purchaser, at the Closing, all of Seller’s rights, title and interest in and to any condemnation claim and/or proceeds payable with respect to Seller’s interest in and to the Property or grant Purchaser a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller, at Seller’s election.

Section 16. Remedies.

16.1       EXCLUDING ANY INDEMNITY OR NON-CLOSING RELATED OBLIGATIONS OF PURCHASER CONTAINED HEREIN THAT SURVIVE CLOSING OR TERMINATION OF THIS AGREEMENT, FOR WHICH PURCHASER SHALL REMAIN LIABLE TO SELLER, IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY PURCHASER HEREUNDER, THEN SELLER, AS ITS SOLE AND EXCLUSIVE REMEDY FOR PURCHASER’S DEFAULT, SHALL RETAIN THE DEPOSIT, AS LIQUIDATED DAMAGES, THE PARTIES HAVING AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO PURCHASER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER’S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY PURCHASER UNDER THIS AGREEMENT.

16.2       Provided Purchaser is not in default of its obligations under this Agreement, subject to the provisions of the last sentence of this Section 16.2, if Seller shall default in its obligations under this Agreement or if there shall be a breach discovered by Purchaser before Closing of any of Seller’s representations or warranties (that is not timely cured after five (5) days’ notice and an opportunity to cure in accordance with this Agreement) or if there is a failure of a condition precedent set forth in Section 10 (not otherwise waived by Purchaser) which is within the reasonable control of Seller, the parties hereto agree that Purchaser’s sole remedy shall be limited either (a) to the termination of this Agreement as set forth in Section 3.3 hereof and a return to Purchaser of the Deposit or (b) specific performance of this Agreement.

16.3       The provisions of Sections 16.1 and 16.2 hereof shall not limit any rights or remedies that either party may have against the other after the Closing with respect to those provisions of this Agreement that survive Closing or the documents delivered pursuant to Sections 11.1 and 11.3 hereof.

Section 17. Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

Section 18. Miscellaneous.

18.1       This Agreement constitutes the entire Agreement between the parties and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, modified, waived or terminated orally but only by an agreement in writing signed by the parties hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns.

18.2       In the event of a default by either party hereto which becomes the subject of litigation, each party hereto shall be responsible for any and all costs and expenses actually incurred relating to any such litigation.

18.3       This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.4       This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Arkansas.

18.5       The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.

18.6       The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

18.7       This Agreement may be assigned by Purchaser in whole or in part with respect to certain portions of the Property, without the prior written consent of the Seller provided, that Seller, prior to Closing, shall have received written notice of such assignment(s) together with an executed copy of each assignment and assumption instrument pursuant to which Purchaser assigns all of its right, title and interest in and to this Agreement to the assignee(s) (including all rights to the Deposit) and the assignee(s) assume and agree to be bound by all of the obligations of Purchaser under this Agreement. No assignment of this Agreement shall release Purchaser herein; provided, however, with respect to any assignment, if Closing occurs, the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after Closing.

18.8       Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser and delivery is made to each and the Deposit has been made by Purchaser.

18.9       Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party and are reasonably necessary to effect or carryout the transactions contemplated herein provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement. The provisions of this Section 18.9 shall survive the Closing for a period of one (1) year.

18.10       If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday or legal holiday under the laws of the State of Arkansas, or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State of Arizona or the United States of America.

Section 19. Confidentiality. All Property Information provided or made available by Seller or its agents and representatives to Purchaser with respect to the Property (“Confidential Information”) shall be treated as confidential information by Purchaser, using the same degree of care with respect to the Confidential Information as Purchaser employs with respect to its own proprietary or confidential information of like importance. Purchaser shall INDEMNIFY, HOLD HARMLESS and DEFEND Seller and the remaining Seller’s Indemnified Parties from any and all Claims resulting from Purchaser’s disclosure of Confidential Information in contravention of this Section 19. Notwithstanding the foregoing, Purchaser may disclose Confidential Information (i) to its respective consultants, investors, lenders, appraisers, attorneys, accountants, advisers, and affiliates assisting Purchaser with its purchase of the Property (collectively, “Related Parties”), provided Purchaser shall advise each parties of the confidential nature of such information and that such parties are required to maintain the confidentiality thereof, and (ii) to the extent Purchaser is required to disclose the same pursuant to a court order, applicable laws or regulations or pursuant to a legal dispute between Purchaser and Seller, provided that Purchaser provides written notice to Seller of such demand so as to provide Seller with the opportunity to challenge such required disclosure. Purchaser and the Related Parties shall not be obligated to keep confidential any Confidential Information that (a) is already in the public domain, (b) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or the Related Parties or (c) is or becomes available to Purchaser on a non-confidential basis from a source other than Seller who, to Purchaser’s knowledge, is not subject to a confidentiality agreement with, or other obligation of secrecy to, Seller prohibiting such disclosure. Purchaser’s obligations under the foregoing provisions of this Section 19 shall terminate on the earlier of (x) twelve (12) months from the Effective Date, or (y) the Closing Date. If the transaction evidenced hereby fails to close for any reason whatsoever, Purchaser shall return to Seller, or confirm in writing, that all such information has been destroyed, all Property Information which Seller or its agents delivered to Purchaser in accordance with this Agreement, which obligation shall survive termination and shall be a condition precedent to the return of the Deposit to Purchaser, if Purchaser is so entitled. THE FURNISHING OF ANY MATERIALS, DOCUMENTS, REPORTS, OR AGREEMENTS UNDER THIS AGREEMENT SHALL NOT BE INTERPRETED IN ANY MANNER AS A REPRESENTATION OR WARRANTY OF ANY TYPE OR KIND BY SELLER, ANY MEMBER OF SELLER OR AGENT OF SELLER, OR ANY OFFICER, DIRECTOR, OR EMPLOYEE OF SELLER, OR ITS AGENTS, OR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING.

Except as required by applicable law, each of Seller and Purchaser agrees that it shall not publicize this transaction after the Closing without the prior written approval of the other party. This provision shall survive Closing for a period of one (1) month.

Section 20. Indemnity. Purchaser shall INDEMNIFY, HOLD HARMLESS and DEFEND Seller, Seller’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (“Seller’s Indemnified Parties”) from and against any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Seller relating to any alleged events, acts or omissions occurring with respect to the Property from and after the Closing Date, except to the extent such Claims arise from the gross negligence or willful or intentional misconduct of Seller of any of the Seller’s Indemnified Parties. Seller shall indemnify, hold harmless and defend Purchaser, Purchaser’s affiliates, the partners, members, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Purchaser’s Indemnified Parties”) from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims brought by third parties against Purchaser relating to any alleged events, acts or omissions occurring with respect to the Property prior to the Closing Date, except to the extent such Claims arise from the gross negligence or willful or intentional misconduct of Purchaser or any of the other Purchaser’s Indemnified Parties. The provisions of this Section 20 shall survive Closing for a period of one (1) year.

Section 21. Privilege Taxes. Seller represents, warrants and covenants to Purchaser that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of the Property (including, without limitation, any speculative builder tax, owner-builder tax, or construction contractor tax) have been paid or shall be paid prior to delinquency, and Seller shall pay any such taxes that may arise as a result of the sale of the Property to Purchaser as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section 21 shall survive Closing for a period of one (1) year.

Section 22. Rights of First Refusal. If any of the Leases contain tenant rights of first refusal or rights of first offer to acquire the Property or any portion thereof other than additional leased space within the Project (either such right, a “ROFR”), Seller agrees that, if any Tenant gives notice of its intent to exercise its ROFR under its Lease and does actually exercise such ROFR, this Agreement shall be deemed immediately terminated, provided that Purchaser shall receive a full return of the Deposit.

Section 23. Tenant Audit Right. In the event that any Tenant has the right to inspect and audit the books, records and other documents of the landlord under its Lease which evidence the purchase price of the Property, the development and construction costs of the improvements, and/or common area maintenance costs and expenses, Seller hereby covenants and agrees that it shall retain (directly or indirectly through its property manager) copies of any and all such books, records and other documents (Purchaser shall make available all such books, records and other documents to extent delivered by Seller), which will enable such Tenant to conduct a full and complete audit thereof until the date that is nine (9) months after the latest date that a Tenant could make a demand for inspection and/or audit thereof pursuant to its Lease, and, upon written request therefor from Purchaser, or any successor or assign, thereof, shall provide both Purchaser and such Tenant with reasonable access thereto and otherwise reasonably cooperate with both Purchaser and such Tenant with respect to such inspection and/or audit by such Tenant. The provisions of this Section 23 shall survive Closing for a period of one (1) year.

Section 24. Stub Rent. In connection with any Lease where the actual rent commencement date has been unconditionally determined under such Lease, but for the passage of time (the “Rental Commencement Date”), and such Rental Commencement Date occurs after the Closing Date, then Purchaser shall receive at Closing a credit against the Purchase Price in the sum of (i) any unpaid or undisbursed portion of any third party leasing commissions, tenant improvement allowance or other allowances, and other out-of-pocket expenses required to be paid by the landlord in connection with such Lease, and (ii) an amount equal to the pro forma rent (including base rent and triple net charges), at the monthly rate provided for in such Lease for the first full lease year following the Rental Commencement Date and the expiration of any applicable abatements or concessions, for the period commencing on the date of Closing and continuing until the Rental Commencement Date (collectively, “Stub Rent”). If the Rental Commencement Date under any Lease cannot be determined as of the Closing Date, at the Closing, Seller shall deposit in escrow an amount equal to one hundred five percent (105%) of the Stub Rent reasonably estimated by Seller and Purchaser to be owed under such Lease. The estimated Stub Rent shall be held by the Escrow Agent in accordance with the terms of a holdback escrow agreement to be entered into by and between Seller, the Escrow Agent and Purchaser in a form to be agreed upon by Seller, the Escrow Agent and Purchaser before the end of the Inspection Period. This Section 24 shall survive the Closing for a period of one (1) year, at which time, any estimated Stub Rent not otherwise earned by Purchaser shall be immediately returned to Seller.

Section 25. 1031 Transaction. Purchaser and Seller hereby acknowledge that it is possible that the other party may wish to complete a deferred tax-free exchange and qualify for treatment under Section 1031 of the Internal Revenue Code. The exchange shall not delay the Closing. The exchanging party’s rights and obligations under this Agreement would be assigned to a “Qualified Intermediary” (as defined in IRS Regulation 1.1031(k)-1) of such party's choice, for the purpose of completing the exchange. Each party agrees to cooperate with the other party and the Qualified Intermediary in a manner necessary to complete the exchanging party’s exchange, provided that (i) the other party is not responsible for any additional cost or liability as a result of cooperation with the exchanging party and the Qualified Intermediary to consummate such transaction and (ii) no such assignment shall relieve the requesting party of its obligations under this Agreement and the requesting party shall remain liable for the performance of its obligations hereunder, including, without limitation, the representations, warranties and covenants given by it under this Agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:

CAPROCQ VOC, LLC,
an Arkansas limited liability company
By:	Caprocq Core Real Estate Fund II, LP
Sole Member and Manager
By:	Caprocq Fund 2 Managing GP, LLC
General Partner

By:	/s/ Dewitt H. Smith III

Name:	Dewitt H. Smith III

Title:	Authorized Member

PURCHASER:

CCR VOC, LLC,
a Delaware limited liability company

By:	CapRocq Core Holdings, L.P.,
a Delaware limited partnership,
Its:	Sole Member

	By:	CapRocq Core REIT, Inc.,
a Maryland corporation
	Its:	General Partner

		By:	/s/ Beau Blair
		Name:	Beau Blair
		Title:	Chief Operating Officer

[Signature Page to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

JOINDER BY BROKER

The undersigned Broker(s) execute this Agreement for the purpose of representing and warranting to Purchaser and Seller that the undersigned (a) is a duly-licensed real estate broker under the laws of the State in which the Property is located and its applicable regulations, (b) is duly authorized to earn and receive a commission in connection with the transaction contemplated by this Agreement, (c) has contacted no other real estate agent, broker, finder or other party in connection with said transaction to whom fees may be due and payable, (d) acknowledges and agrees to the terms and provision of Section 12 above, and (e) agrees that Seller and Purchaser may modify or amend the terms of this Agreement without the joinder or consent of the undersigned. The undersigned shall indemnify and hold Seller and Purchaser harmless from any breach of the foregoing representations and warranties made by the undersigned herein or by reason of any claims of entitlement to a commission, fee or other sum in connection with the contemplated transaction and/or evidenced by this Agreement made by any present or former employee of the undersigned. This provision shall survive the Closing and delivery of the Deed or the earlier Termination of this Agreement.

Broker:

Colliers Arkansas, Inc., d/b/a Colliers International

By:	/s/ Issac Smith
Name:	Issac Smith
Title:	Principal and EVP

[Signature Page to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

Exhibits and Schedules:

Exhibit “A-1”	Description of The Property
Exhibit “A-2”	Description of Undeveloped Tract
Exhibit “B”	Earnest Money Escrow Agreement
Exhibit “C”	Due Diligence Materials to be Made Available to Purchaser
Exhibit “D-1”	Assignment and Assumption of Leases
Exhibit “D-2”	Tenant Notice Letter
Exhibit “D-3”	Bill of Sale
Exhibit “D-4”	Assignment of Warranties, Approvals, Intangibles and Development Materials
Exhibit “D-5”	Assignment and Assumption of Contracts
Exhibit “D-6”	Vendor Notice Letter
Exhibit “E”	Estoppel Certificate Form
Schedule “1.5”	Schedule of Leases
Schedule “1.10”	List of Contracts
Schedule “8.1.7”	List of Pending Litigation
Schedule “8.1.19”	List of Environmental Matters

[Signature Page to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “A”

Property DESCRIPTION

LOT C-11A OF THE LOT SPLIT OF LOT C-11 VILLAGE ON THE CREEKS, CITY OF ROGERS, BENTON COUNTY, ARKANSAS AS SHOWN IN PLAT BOOK 2014 AT PAGE 392.

[Exhibit “A-1” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “B”

EARNEST MONEY ESCROW AGREEMENT

Intentionally deleted.

[Exhibit “B” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “C”

DUE DILIGENCE MATERIALS TO BE MADE AVAILABLE TO PURCHASER

All of the following materials, to the extent they exist, and to the extent such are in the possession or control of Seller, shall be made available to Purchaser for its review, which may constitute hard copies or electronically transmitted copies:

Tenant Information

1.	Current Rent Roll
2.	Tenant Leases/Ground Leases/REAs
3.	Tenant Lease Abstracts
4.	Schedule of Security Deposits

Property Information

1.	Site/Building Plans, maps and subdivision plats
2.	Existing ALTA Survey(s)
3.	Existing Title Policy
4.	All Certificates of Occupancy
5.	Architectural plans
6.	Plans and Specifications for Original Development of Property
7.	Plans and Specifications for Major Capital Repairs or Tenant Improvements
8.	Engineering Drawings (to be made available to Purchaser at Seller’s office)
9.	Zoning Information
10.	Real Estate Tax Information
11.	Warranties in effect at the Property
12.	Development Materials
13.	List of Personal Property

Property Reports

1.	Environmental Reports
2.	Geotechnical Reports
3.	Boring Logs
4.	Soils Reports
5.	Current Appraisal
6.	Utility Reports
7.	Market Studies

Property Operations

1.	Historical operating statements for 2013, 2014 and year to date
2.	Current Annual Operating Budget
3.	Current Account Receivables
4.	Current Delinquency Report
5.	CAM/RE Tax Reconciliation (most recent)
6.	Tenant CAM and Tax Invoices
7.	Prepaid Rent Report (with delinquent report)
8.	Insurance Certificates for Tenants and Seller
9.	Schedule of Pending Insurance Claims
10.	Real Estate Tax Bills and Receipts
11.	Service Contracts - elevator, trash disposal, security, music, exterior landscaping, interior plant maintenance, cleaning, janitorial, postage meter, fire alarm, etc.
12.	Schedule of Outstanding Tenant Improvement Costs and Leasing Commissions
13.	Tenant Ledgers

Leasing/Marketing

1.	Current Lease Deals (proposals/correspondence/approvals)
2.	Current Leasing Report

Legal

1.	Current/Pending Litigation

[Exhibit “C” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “D-1”

ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) made as of the ____ day of __________, 2016 by and between CAPROCQ VOC, LLC, an Arkansas limited liability company (“Assignor”), and CCR VOC, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated November ___, 2016 (“Contract”) covering the Premises (as hereinafter defined); and

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor’s right, title and interest in and to the premises commonly known as The Colgate Building (the “Premises”), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to those leases described on the schedule attached as Exhibit “1” hereto and the guaranties and other documents related thereto, if any (collectively, the “Leases”).

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Assignor hereby assigns unto Assignee, all of the right, title and interest of Assignor in and to the Leases;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms, covenants and conditions of the Leases.

2.       Assignee accepts such assignment and assumes the performance of all of the obligations of Assignor arising or accruing under the Leases from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Leases on or after the date hereof, including, without limitation, any failure by Assignee to comply with any applicable law from and after the date hereof with respect to the security deposits under the Leases transferred to Assignee on the date hereof.

[Exhibit “D-1” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

3.       Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Leases prior to the date hereof, including, without limitation, any failure by Assignor to comply with any applicable laws prior to the date hereof with respect to the security deposits under the Leases that are being transferred to Assignee on the date hereof.

4.       This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

5.       This Assignment may be executed in multiple counterparts, each of which being deemed an original and all of which, when combined, being one and the same instrument.

SIGNATURES APPEAR ON FOLLOWING PAGE; REMAINDER OF PAGE INTENTIONALLY BLANK

[Exhibit “D-1” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

CAPROCQ VOC, LLC,
an Arkansas limited liability company

By:

Name:

Title:

ASSIGNEE:

CCR VOC, LLC,
a Delaware limited liability company

By:	CapRocq Core Holdings, L.P.,
a Delaware limited partnership,
Its:	Sole Member

	By:	CapRocq Core REIT, Inc.,
a Maryland corporation
	Its:	General Partner

By:
Name:
Title:

[Exhibit “D-1” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “D-2”

TENANT NOTICE LETTER

______ ___, 2016

[Name]

[Company]

[Mailing Address]

[City, State, Zip]

Re:	Lease dated _______________________ (as amended, modified and supplemented from time to time, the “Lease”) by and between _______________________________ (“Landlord”) and __________________________________ (“Tenant”) concerning the Demised Premises known as ________________________________ located in ____________________________________________________ (“Office Building”)

Dear [ ]:

Please be advised that, as of the date set forth above, the Office Building and Landlord’s interest in the Lease were purchased by CCR VOC, LLC, a Delaware limited liability company, Federal Tax I.D. ________________ (“New Owner”). A W-9 Form is attached for your reference. All security deposits, to the extent held by Landlord, were transferred to New Owner. Landlord hereby irrevocably instructs and authorizes you to hereafter make all payments, Rent and otherwise, payable to ________________________ and deliver such payments to:

____________________________________

____________________________________

____________________________________

For property management issues, please contact ________________ at (___) ___ ____.

For billing and collection issues, please contact ________________ at (___) ___ ____.

For all other purposes under the Lease, the address for _______________________ is _________________________________ with a telephone number of ___________________.

The instructions set forth herein are irrevocable and are not subject to modification in any manner except that any successor landlord or lender, so identified by New Owner, may by written notice to you rescind the instructions contained herein.

Very truly yours,

_________________________________________

By:______________________________________

Printed Name:______________________________

Its:______________________________________

[Exhibit “D-2” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “D-3”

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, CAPROCQ VOC, LLC, an Arkansas limited liability company (“Seller”), does hereby sell, transfer and convey to CCR VOC, LLC, a Delaware limited liability company (“Purchaser”), all personal property owned by Seller and used in connection with the operation of that certain real property more particularly described in Exhibit “A-1” and Exhibit “A-2” attached hereto (collectively, the “Personal Property”).

PURCHASER ACKNOWLEDGES THAT SELLER IS SELLING AND PURCHASER IS PURCHASING SUCH PERSONAL PROPERTY ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING SUCH PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTWITHSTANDING THE FOREGOING, SELLER REPRESENTS AND WARRANTS THAT IT OWNS ALL OF THE PERSONAL PROPERTY FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES AND RIGHTS OF THIRD PARTIES.

[THE REMAINDER OF THIS PAGE INTENTIONALLY RESERVED]

[Exhibit “D-3” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

Dated: _________, 2016

SELLER:

CAPROCQ VOC, LLC,
an Arkansas limited liability company

By:

Name:

Title:

PURCHASER:

CCR VOC, LLC,
a Delaware limited liability company

By:	CapRocq Core Holdings, L.P.,
a Delaware limited partnership,
Its:	Sole Member

	By:	CapRocq Core REIT, Inc.,
a Maryland corporation
	Its:	General Partner

By:
Name:
Title:

[Exhibit “D-3” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT D-4

ASSIGNMENT OF WARRANTIES, APPROVALS, INTANGIBLES AND DEVELOPMENT MATERIALS

ASSIGNMENT OF WARRANTIES, APPROVALS, INTANGIBLES AND DEVELOPMENT MATERIALS (this “Assignment”) made as of the ____ day of __________, 2016 by and between CAPROCQ VOC, LLC, an Arkansas limited liability company (“Assignor”), and CCR VOC, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor has simultaneously herewith conveyed to Assignee all of Assignor’s right, title and interest in and to the “Property”, as defined in and in accordance with the terms and conditions of that certain Purchase and Sale Agreement dated effective ____________, 2016 (the “Agreement”), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to (i) any warranties and/or guaranties relating to the Property (collectively, “Warranties”), (ii) any governmental consents, authorizations, variances, waivers, licenses, permits and approvals relating to the Property (collectively, “Approvals”), (iii) the trademark, service mark, trade name and name “___________________” and all other trademarks, services marks, trade names, names and logos used in connection with the advertising and promotion of the Property in accordance with Section 1.4 of the Agreement (collectively, “Intangibles”), and (iv) all existing construction contracts, subcontracts, architecture and engineering agreements, and similar agreements relating to the design, development, and construction of the Property (“Development Materials”) (the items described in (i) through (iv) above being collectively referred to as the “Subject Rights”).

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Assignor hereby assigns unto Assignee, and Assignee hereby assumes, all of the right, title and interest, if any, of Assignor in and to the Subject Rights. The execution of this Assignment shall not be deemed to constitute a representation or warranty by Assignor that Assignor has the right to transfer any right, title or interest in any of the Subject Rights, or that Assignee shall be entitled to receive the benefit of any of such Subject Rights;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

[Exhibit “D-4” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

2.       This Assignment shall be binding on Assignor and its successors, assigns and legal representatives and shall inure to the benefit of the Assignee and its successors, assigns and legal representatives.

3.       This Assignment may be executed in multiple counterparts, each of which being deemed an original and all of which, when combined, being one and the same instrument.

[THE REMAINDER OF THIS PAGE INTENTIONALLY RESERVED]

[Exhibit “D-4” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

CAPROCQ VOC, LLC,
an Arkansas limited liability company

By:

Name:

Title:

ASSIGNEE:

CCR VOC, LLC,
a Delaware limited liability company

By:	CapRocq Core Holdings, L.P.,
a Delaware limited partnership,
Its:	Sole Member

	By:	CapRocq Core REIT, Inc.,
a Maryland corporation
	Its:	General Partner

By:
Name:
Title:

[Exhibit “D-4” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “D-5”

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

ASSIGNMENT AND ASSUMPTION OF CONTRACTS (this “Assignment”) made as of the ____ day of _________, 2016 by and between CAPROCQ VOC, LLC, an Arkansas limited liability company (“Assignor”), and CCR VOC, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor has simultaneously herewith conveyed to the Assignee all of Assignor’s right, title and interest in and to the premises located as set forth on Exhibit “A” attached hereto, and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to the agreements, instruments and understandings listed on Exhibit “1” annexed hereto (“Contracts”).

NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Assignor hereby assigns unto Assignee, and Assignee assumes, all of the right, title and interest, if any, of Assignor in and to the Contracts;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof.

2.       Assignee assumes the performance of all of the obligations of Assignor arising or accruing under the Contracts from and after the date hereof.

3.       Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Contracts prior to the date hereof.

4.       Assignee agrees to indemnity, protect, defend and hold Assignor harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Contracts on or after the date hereof.

5.       This Assignment shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors, assigns and legal representatives.

6.       This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment.

[Exhibit “D-6” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

CAPROCQ VOC, LLC,
an Arkansas limited liability company

By:

Name:

Title:

ASSIGNEE:

CCR VOC, LLC,
a Delaware limited liability company

By:	CapRocq Core Holdings, L.P.,
a Delaware limited partnership,
Its:	Sole Member

	By:	CapRocq Core REIT, Inc.,
a Maryland corporation
	Its:	General Partner

By:
Name:
Title:

[Exhibit “D-6” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “D-6”

VENDOR NOTICE LETTER

_____________, 201[]

[Name]

[Company]

[Mailing Address]

[City, State, Zip]

Re:	Contract dated ___________________ (as amended, the “Contract”) by and between _____________________________ (“Vendor”) and _____________________ (“Seller”) relating to ________________________________________, (the “Office Building”)

Dear [ ____________]:

Please be advised that, as of the date set forth above, the Office Building was purchased by CCR VOC, LLC, a Delaware limited liability company (“New Owner”), and Seller’s interest in the Contract was assigned to New Owner. Hereafter, all invoices and correspondence should be sent to:

Telephone:

If you have any questions, please contact ________________ at:

Telephone:

Very truly yours,

______________________________________

By:___________________________________

Printed Name: __________________________

Its:____________________________________

[Exhibit “D-7” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

EXHIBIT “E”

ESTOPPEL CERTIFICATE FORM

TENANT: ______________________________________________

SUITE NO: __________________ (“Premises”) located within The Colgate Building Rogers, Arkansas (“Office Building”)

PREMISES ADDRESS: __________________________________

The undersigned (“Tenant”) hereby certifies to CCR VOC, LLC, a Delaware limited liability company, and its successors and assigns (the “Purchaser”), as follows:

a)       Tenant is the present tenant of the Premises pursuant to that certain Lease dated ___________, ____, by and between _______________________ (“Landlord”) or its predecessor-in-interest, as landlord, and Tenant or its predecessor-in-interest, as tenant (“Lease”). A true, correct and complete copy of the Lease, together with any amendments, modifications and supplements thereto and any guaranties thereof, is attached hereto. The Lease is the entire agreement between Landlord (or any affiliated party) and Tenant (or any affiliated party) pertaining to the leased premises. There are no amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, of the Lease, except those which are attached hereto. The Lease has been duly executed and delivered by, and is a binding obligation of, Tenant, and the Lease is in full force and effect.

b)       The primary term of the Lease is for a period of ____________ (___) years, commencing _______________, ____ and expiring on ______________, _____. [The Lease also contains ____ renewal option[s] for a period of ___________ (___) years [each] under the terms and conditions specified in the Lease.]

c)       The current monthly rental of $__________________ has been paid through ________, 201[]. Monthly rent is payable in advance on the first day of each calendar month. All additional rents and other sums due and payable under the Lease have been paid through the date hereof. No rents, additional rents or other sums payable under the Lease have been paid more than one (1) month in advance of the due dates therefor. [Tenant’s percentage share of operating expenses/common area charges, insurance and real estate taxes is _____%, which is currently being paid on an estimated basis in advance at the rate of $__________ per month.] [Tenant is obligated to pay percentage rent equal to ____% of annual gross sales in excess of $__________. Percentage rent has been paid through __________, 201[].]

d)       A security deposit of $ _____________ has been paid under the Lease.

e)       All obligations of Landlord under the Lease as of the date hereof have been performed. As of the date hereof, to Tenant’s knowledge, neither Tenant nor Landlord are in default in the performance of any of their respective obligations under the Lease, nor does any condition exist which with the giving of notice of the passage of time, or both, would constitute a default by Tenant or Landlord under the Lease.

f)       Tenant has unconditionally accepted possession of the Premises and is now occupying the Premises and open for business. Any improvements to be made by the Landlord have been completed to the satisfaction of Tenant. Tenant has received payment in full of any tenant improvement allowance or build-out allowance or any other payment to be provided by Landlord under the terms of the Lease. Tenant is not aware of any defect in the Premises.

[Exhibit “E” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

g)       There is no remaining free rent period or any unexpired concession or abatement of rent. The lease term has commenced and full rental is now accruing thereunder. Landlord is not reimbursing Tenant or paying Tenant’s rent obligations under any other lease, and Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right of deduction from, or set off against, future rent payments. Tenant has no present right to any credit, offset, deduction or defense against any rents, additional rents or other sums due or to become due under the Lease.

h)       No assignments, subleases, mortgages, hypothecation, or other transfers of Tenant’s interest in the Lease are currently in effect. Tenant is not insolvent and is able to pay its debts as they mature. Tenant has not declared bankruptcy or similar insolvency proceeding, and has no present intentions of doing so, no such proceeding has been commenced against Tenant seeking such relief, and Tenant has no knowledge that any such proceeding is threatened.

i)       The Lease does not contain and Tenant does not otherwise have any (1) option to purchase the Premises or the Office Building, (2) right of first refusal with respect to the Premises or the Office Building, (3) any right to lease additional space in the Office Building, or (4) right to terminate or cancel the Lease in whole or in part (except as expressly set forth in the Lease).

j)       Neither the Landlord nor the Tenant has commenced any action to terminate the Lease or has given or received any notice of default with respect to the Lease.

k)       The person signing this Tenant Estoppel Certificate is duly authorized to sign this Certificate on behalf of Tenant and execution hereof is the binding act of Tenant enforceable against Tenant.

l)       This Tenant Estoppel Certificate is made knowing that Purchaser is relying upon the representations herein made. The term “Landlord” as used herein includes any successor or assign of the named Landlord.

[Exhibit “E” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

TENANT:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 2016

[The undersigned Guarantor(s) of the Lease hereby ratifies and confirms all certifications of Tenant set forth in this Tenant Estoppel Certificate and certifies that its/their guaranty of the Lease is in full force and effect as of the date hereof.

GUARANTOR[S]:

____________________________________

By:_________________________________

Name: ______________________________

Title: _______________________________

Dated:_______________________, 2016

[Exhibit “E” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

SCHEDULE “1.3”

SELLER’S RETAINED PERSONAL PROPERTY

None.

[Schedule “1.3” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

SCHEDULE “1.5”

SCHEDULE OF LEASES

Tenancy Schedule I
Property: 10017 As of Date: 12/01/2016 By Property
Property	Unit(s)	Lease	Lease Type	Area	Lease From	Lease To	Term	Tenancy	Monthly	Monthly	Annual	Annual	Annual	Annual	Security	LOC Amount/
								Years	Rent	Rent/Area	Rent	Rent/Area	Rec./Area	Misc/Area	Deposit	Bank Guarantee
															Received

VOC-5211 Village Parkway (10017)	101	Country Creek Farms LLC (t1x17cou)	Office	15,139.00	7/1/2014	11/30/2020	77.00	2.42	28,095.46	1.86	337,145.52	22.27	0.00	0.00	0.00	0.00

	Rent Steps	Charge	Type	Unit	Area Label	Area	From	To	Monthly Amt	Amt/Area	Annual	Annual/Area	Management Fee	Annual Gross Amount
		crent	Rent	101	Rentable Sqft	15,139.00	12/1/2014	11/30/2020	28,095.46	1.86	337,145.52	22.27	0.00	337,145.52

VOC-5211 Village Parkway (10017)	102	Mercy Health System of NW Arkansas Inc (t1x17mer)	Office	9,811.00	7/1/2014	12/31/2026	150.00	2.42	13,203.97	1.35	158,447.64	16.15	0.00	0.00	0.00	0.00

	Rent Steps	Charge	Type	Unit	Area Label	Area	From	To	Monthly Amt	Amt/Area	Annual	Annual/Area	Management Fee	Annual Gross Amount
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2016	4/30/2017	13,203.97	1.35	158,447.64	16.15	0.00	158,447.64
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2017	4/30/2018	14,307.71	1.46	171,692.52	17.50	0.00	171,692.52
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2018	4/30/2019	14,716.50	1.50	176,598.00	18.00	0.00	176,598.00
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2019	4/30/2020	15,125.29	1.54	181,503.48	18.50	0.00	181,503.48
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2020	4/30/2021	15,534.08	1.58	186,408.96	19.00	0.00	186,408.96
		crent	Rent	102	Rentable Sqft	9,811.00	5/1/2021	5/31/2021	15,926.52	1.62	191,118.24	19.48	0.00	191,118.24

VOC-5211 Village Parkway (10017)	201	Colgate Palmolive Company (t1x17col)	Office	17,176.00	7/1/2014	11/30/2018	53.00	2.42	25,764.00	1.50	309,168.00	18.00	0.00	0.00	0.00	0.00

	Rent Steps	Charge	Type	Unit	Area Label	Area	From	To	Monthly Amt	Amt/Area	Annual	Annual/Area	Management Fee	Annual Gross Amount
		crent	Rent	201	Rentable Sqft	17,176.00	12/1/2016	11/30/2017	25,764.00	1.50	309,168.00	18.00	0.00	309,168.00
		crent	Rent	201	Rentable Sqft	17,176.00	12/1/2017	11/30/2018	26,479.67	1.54	317,756.04	18.50	0.00	317,756.04

VOC-5211 Village Parkway (10017)	202	Meyer Corporation US (t1x17mey)	Office	5,717.00	7/1/2014	2/29/2020	68.00	2.42	7,860.88	1.38	94,330.56	16.50	0.00	0.00	6,887.50	0.00

	Rent Steps	Charge	Type	Unit	Area Label	Area	From	To	Monthly Amt	Amt/Area	Annual	Annual/Area	Management Fee	Annual Gross Amount
		crent	Rent	202	Rentable Sqft	5,717.00	3/1/2016	2/28/2017	7,860.88	1.38	94,330.56	16.50	0.00	94,330.56
		crent	Rent	202	Rentable Sqft	5,717.00	3/1/2017	2/28/2018	8,218.19	1.44	98,618.28	17.25	0.00	98,618.28
		crent	Rent	202	Rentable Sqft	5,717.00	3/1/2018	2/29/2020	8,456.40	1.48	101,476.80	17.75	0.00	101,476.80

VOC-5211 Village Parkway (10017)	206	Mercy Health Foundation of NW Arkansas Inc (t1x17mhf)	Office	3,273.00	7/1/2014	12/31/2026	150.00	2.42	4,909.50	1.50	58,914.00	18.00	0.00	0.00	0.00	0.00

	Rent Steps	Charge	Type	Unit	Area Label	Area	From	To	Monthly Amt	Amt/Area	Annual	Annual/Area	Management Fee	Annual Gross Amount
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2016	12/31/2016	4,909.50	1.50	58,914.00	18.00	0.00	58,914.00
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2017	12/31/2017	5,045.88	1.54	60,550.56	18.50	0.00	60,550.56
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2018	12/31/2018	5,182.25	1.58	62,187.00	19.00	0.00	62,187.00
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2019	12/31/2019	5,318.63	1.63	63,823.56	19.50	0.00	63,823.56
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2020	12/31/2020	5,455.00	1.67	65,460.00	20.00	0.00	65,460.00
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2021	12/31/2021	5,591.38	1.71	67,096.56	20.50	0.00	67,096.56
		crent	Rent	206	Rentable Sqft	3,273.00	1/1/2022	12/31/2022	5,727.75	1.75	68,733.00	21.00	0.00	68,733.00

Occupancy Summary		Area	Percentage
Occupied Area		51,116.00	100.00
Vacant Area		0.00	0.00
Total		51,116.00	100.00

Occupancy Summary		Area	Percentage
Total Occupied Area		51,116.00	100.00
Total Vacant Area		0.00	0.00
Grand Total		51,116.00	100.00

[Schedule “1.5” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

SCHEDULE “1.10”

LIST OF CONTRACTS

1.	Four Seasons Landscaping
2.	Flammang Landscape
3.	Otis Elevator

[Schedule “1.10” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

SCHEDULE “8.1.7”

LIST OF PENDING LITIGATION

None.

[Schedule “8.1.7” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]

SCHEDULE “8.1.19”

LIST OF ENVIRONMENTAL MATTERS

None.

[Schedule “8.1.19” to Purchase and Sale Agreement – The Colgate Building (Rogers, Arkansas)]